Exhibit 96.5

Donald E. Hulse, SME-RM
Gustavson Associates LLC, a Member of WSP
200 Union Blvd, Suite 440; Lakewood CO

CONSENT OF QUALIFIED PERSON

I, Donald E. Hulse, state that I am responsible for preparing or supervising the preparation of part of the technical report summary titled Amended S-K 1300 Technical Report Summary Isabella Pearl Mine Mineral County, NV with an effective date of 31 December 2021 as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)I consent to the public filing of the Technical Report Summary by Fortitude Gold Corp.;

(b)	the document that the Technical Report Summary supports is 10-K/A Annual Report (the “Document”);
(c)

I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Lakewood, Colorado, USA this 14 of December 2022.

/s/ Donald E. Hulse
Signature of Qualified Person

SME-RM 1533190-RM
Colorado P.E. 35269